FORM 10-K                                    Page 207

Exhibit 4.9(b)

                   SECOND AMENDMENT TO THE

              CONE MILLS CORPORATION 1983 ESOP
         (As Amended and Restated December 1, 1994)



     SECOND AMENDMENT, dated December 5, 1995, to the Cone
Mills Corporation 1983 ESOP, As Amended and Restated December
1, 1994 (the "Plan").

     The Plan presently provides that any act required or permitted to be taken by Cone shall be taken by the Board of Directors. For clarification and to facilitate plan administration, the Board of Directors desires to amend the Plan to provide that, in general, any action required or permitted to be taken by Cone under the Plan shall be taken by the Board of Directors, the Executive Committee of the Board of Directors or a committee appointed by the Board of Directors pursuant to Plan Section 7.06 to which the authority to take such action has been granted.

     NOW, THEREFORE, the Plan be and hereby is amended, effective January 1, 1995, as follows:

     (1) By deleting Plan Section 1.11 in its entirety and inserting in lieu thereof the following:

      "Company or Cone means Cone Mills Corporation, a
      North Carolina corporation, the Plan sponsor. Any action required or permitted to be taken by Cone under or pursuant to the Plan shall be taken by the Board of Directors, the Executive Committee of the Board of Directors or a committee appointed by the Board of Directors pursuant to Plan Section
      7.06 to which the authority to take such action has been granted; provided, however, that only the Board of Directors may amend or terminate the Plan."

      (2) By deleting Plan Section 7.01(a) in its entirety and inserting in lieu thereof the following:

      "(a) Plan Fiduciaries are Cone, each Trustee or co-Trustee, the Advisory Committee and any other Committee appointed pursuant to Plan
            Section 7.06.  Each Fiduciary shall have
            only those powers, duties, responsibilities

FORM 10-K                                         Page 208
            and obligations that are specifically assigned under the Plan or Trust Agreement. A Fiduciary may serve in more than one capacity with respect to the Plan. Cone shall appoint the Advisory Committee and any Trustee or successor Trustees or co-Trustees and any other Fiduciaries."

      IN WITNESS WHEREOF, this Second Amendment, having been approved by the Board of Directors of Cone Mills Corporation at a meeting duly held on December 5, 1995, is signed by the Vice President and Secretary of the Corporation on the 5th day of December, 1995.



                          CONE MILLS CORPORATION


                          By:    /s/ Terry L. Weatherford
                          Title: Vice President and Secretary